Exhibit 99.1
Alseres Pharmaceuticals, Inc. Complies With NASDAQ Rule Regarding Recently Filed 10-K
HOPKINTON, Mass., March 31, 2008 — Alseres Pharmaceuticals, Inc. (Nasdaq: ALSE) today announced that the report of the Company’s independent registered public accounting firm regarding the Company’s 2007 financial statements contained an explanatory paragraph regarding the Company’s ability to continue as a going concern. NASDAQ Marketplace Rules require NASDAQ-traded companies to publicly announce if their Annual Report on Form 10-K includes an audit report containing a going concern explanatory paragraph. For further information, please refer to the Company’s Annual Report on Form 10-K filed on March 31, 2008.
About Alseres Pharmaceuticals, Inc.
Alseres Pharmaceuticals, Inc. (ALSE) is engaged in the development of therapeutic and diagnostic products primarily for disorders in the central nervous system (CNS). The Company maintains a world-class intellectual property position in the field of regenerative therapeutics. The Company’s energy and focus is reflected in several important initiatives. CETHRIN®, a recombinant-protein-based drug designed to promote nerve repair after acute spinal cord injury, demonstrated positive interim results in a Phase I/IIa clinical trial. The Company’s research and pre-clinical programs include, Inosine for the treatment of spinal cord injury and stroke, Oncomodulin for the treatment of ocular injury and disease and research programs directed at a number of regenerative therapies including bone repair. The Company has a robust molecular imaging development program targeting diagnosis of Parkinson’s disease and potentially dementia and ADHD. The Company’s lead molecular imaging product candidate is ALTROPANE® which is in Phase III clinical trials for the diagnosis of Parkinsonian Syndromes including Parkinson’s Disease. The Company has research collaborations with Harvard Medical School and Children’s Hospital Boston.
Forward-Looking Statements
The foregoing release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include statements regarding Alseres’ future expectations, beliefs, intentions, goals, strategies, plans or prospects regarding the future, including the development and commercialization of ALTROPANE and CETHRIN, the prospects of the Company’s CNS and regenerative therapeutics programs, the Company’s strategies to develop and commercialize axon regeneration technologies and the breadth of the Company’s technologies and intellectual property portfolio. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Alseres from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Alseres is providing the information in this press release as of this date and assumes no obligations to update the information in this press release.
Contact: Sharon Correia – 508-497-2360 ext 224
Alseres Pharmaceuticals, Inc.
scorreia@alseres.com
SOURCE: Alseres Pharmaceuticals, Inc.